UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 29, 2015

HOLOGIC, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-36214	04-2902449
(Commission File Number)	(I.R.S. Employer Identification No.)

35 Crosby Drive, Bedford, MA	01730
(Address of Principal Executive Offices)	(Zip Code)

(781) 999-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 29, 2015, Hologic, Inc., a Delaware corporation (“Hologic” or the “Company”), Hologic GGO 4 Ltd, a company incorporated in England and Wales (“Hologic U.K.”), and certain of Hologic’s domestic subsidiaries (the “Subsidiary Guarantors”) entered into a Credit and Guaranty Agreement (the “Credit Agreement”) with Bank of America, N.A., in its capacity as Administrative Agent, Swing Line Lender and L/C Issuer, and certain other lenders party thereto.

Hologic and Hologic U.K. are the initial borrowers (the “Borrowers”) under the Credit Agreement. Hologic’s obligations under the Credit Agreement are guaranteed by the Subsidiary Guarantors. Hologic U.K.’s obligations under the Credit Agreement are guaranteed by Hologic and the Subsidiary Guarantors.

The obligations of the Borrowers are secured by first-priority liens on, and a first-priority security interest in, substantially all of the assets of Hologic and the Subsidiary Guarantors, including, with certain exceptions, all of the capital stock of substantially all of the domestic subsidiaries owned by the Company and the Subsidiary Guarantors and 65% of the capital stock of certain of the Company’s first-tier foreign subsidiaries. The security interests are evidenced by a pledge and security agreement with Bank of America, N.A., in its capacity as Collateral Agent, and other related agreements.

The proceeds of the Credit Agreement may be used to satisfy certain existing indebtedness and to provide working capital financing and funds for other general corporate and permitted purposes.

The credit facilities (the “Credit Facilities”) under the Credit Agreement consist of:

•	A $1.5 billion secured term loan to Hologic with a final maturity date of May 29, 2020 (the “Term Loan”); and

•	A secured revolving credit facility under which the Borrowers may borrow up to $1 billion, subject to certain sublimits, with a final maturity date of May 29, 2020 (the “Revolver”).

The Revolver has the following sublimits:

•	A $200 million sublimit which may be drawn by Hologic U.K. (“U.K. Borrower Sublimit”);

•	A $100 million sublimit which may be drawn by certain subsidiaries of Hologic to the extent designated as a borrower under the Credit Agreement (“Designated Borrower Sublimit”);

•	A letter of credit sublimit equal to the lesser of (x) $100 million and (y) the aggregate revolving commitments (“LC Sublimit”); and

•	A swing line sublimit equal to the lesser of (x) $50 million and (y) the aggregate revolving commitments (“Swing Line Sublimit”).

On May 29, 2015, the Company borrowed $175 million under the Revolver. This initial borrowing, together with the net proceeds of the Term Loan, were used to refinance the Company’s obligations under its existing senior secured credit facility with Goldman Sachs Bank USA, in its capacity as administrative and collateral agent, and the lenders party thereto (the “Prior Credit Agreement”). The aggregate principal amount outstanding under the Prior Credit Agreement was $1.69 billion as of March 28, 2015.

Borrowings under the Revolver may be made in certain alternative currencies pursuant to the terms of the Credit Agreement. The Company has the ability, subject to the terms of the Credit Agreement, to designate any additional wholly-owned foreign subsidiary of Hologic as a Designated Borrower (as defined in the Credit Agreement) to receive loans under the Designated Borrower Sublimit. The obligations of any Designated Borrower under the Designated Borrower Sublimit would be guaranteed by Hologic and the Subsidiary Guarantors.

Borrowings under the Credit Facilities bear interest, as follows, in each case plus an applicable margin:

•	Term Loan: the Base Rate (as defined in the Credit Agreement) or, at the Company’s option, the Eurocurrency Rate (as defined in the Credit Agreement); and

•	Revolver: if funded in U.S. Dollars, the Base Rate or, at the Company’s option, the Eurocurrency Rate, and, if funded in an alternative currency, the Eurocurrency Rate; and if requested under the Swing Line Sublimit, the Base Rate.

The applicable margin to the Base Rate and the Eurocurrency Rate is subject to specified changes depending on the Total Net Leverage Ratio (as defined in the Credit Agreement). Current borrowings outstanding under the Credit Facilities bear interest at an annual rate of the Eurocurrency Rate (i.e. the Libor rate) + 1.75%. The Company will also pay a quarterly commitment fee calculated on a daily basis equal to the Applicable Rate (as defined in the Credit Agreement) as of such day multiplied by the undrawn committed amount available under the Revolver (taking into account any outstanding amounts under the LC Sublimit).

The Company is required to make scheduled principal payments under the Term Loan in increasing amounts ranging from $18.75 million per three-month period commencing with the three-month period ending on September 25, 2015 to $37.5 million per three-month period commencing with the three-month period ending on September 28, 2018. The remaining balance of the Term Loan is due at maturity. Any amounts outstanding under the Revolver are due at maturity. In addition, subject to the terms and conditions set forth in the Credit Agreement, the Company is required to make certain mandatory prepayments from specified excess cash flows from operations (to the extent Hologic’s net senior secured leverage ratio exceeds a certain ratio) and from the net proceeds of specified types of asset sales (subject to certain reinvestment rights), debt issuances and insurance recoveries (subject to certain reinvestment rights) (“Mandatory Prepayments”). Mandatory Prepayments are required to be applied by the Company, first, to the Term Loan, second, to any outstanding amount under the Swing Line Sublimit, third, to the Revolver, and fourth to any outstanding amount under the LC Sublimit. Subject to certain limitations, the Company may voluntarily prepay any of the Credit Facilities without premium or penalty.

The Credit Agreement contains affirmative and negative covenants customarily applicable to senior secured credit facilities, including covenants restricting the ability of the Borrowers and the Subsidiary Guarantors, subject to negotiated exceptions, to incur additional indebtedness and additional liens on their assets, engage in mergers or acquisitions or dispose of assets, enter into sale-leaseback transactions, pay dividends or make other distributions, voluntarily prepay other indebtedness, enter into transactions with affiliated persons, make investments, and change the nature of their businesses. In addition, the Credit Agreement requires the Borrowers to maintain certain financial ratios. The Credit Agreement also contains customary representations and warranties and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults and an event of default upon a change of control of the Company.

If an event of default occurs and is not cured within any applicable grace period or is not waived, the agent would be entitled to take various actions, including the acceleration of amounts due under the outstanding Credit Facilities. If the indebtedness under the Credit Facilities were accelerated, the Borrowers and the Subsidiary Guarantors may not have sufficient funds to pay such indebtedness. In that event the lenders would be entitled to enforce their security interests in the collateral securing such indebtedness, which will include substantially all of the assets of the Company and the Subsidiary Guarantors.

The above description of the Credit Agreement does not purport to be complete and it is qualified in its entirety by reference to the Credit Agreement itself, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein in its entirety by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Credit and Guaranty Agreement, dated May 29, 2015, among Hologic, Hologic GGO 4 Ltd, each Designated Borrower from time to time party thereto, the Guarantors from time to time party thereto, each Lender from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 29, 2015	HOLOGIC, INC.

		By:	/s/ John M. Griffin
John M. Griffin
General Counsel and Secretary